                                                                    EXHIBIT 11.1

                        WILLIS LEASE FINANCE CORPORATION
                                AND SUBSIDIARIES

                       Computation of Earnings Per Share


                                                     Three Months Ended June 30            Six Months Ended June 30
                                               -------------------------------------  -------------------------------------
                                                        2000           1999                   2000          1999
                                                    ------------   -----------             -----------   ----------
                                               (in thousands, except per share data)  (in thousands, except per share data)
Net income
Basic
     Earnings:
          Net income                                    $1,854         $2,787                $3,536         $5,573
                                                        ------         ------                ------         ------
     Shares:
          Average common shares outstanding              7,402          7,374                 7,402          7,368
                                                        ------         ------                ------         ------

Basic earnings per common share                         $ 0.25         $ 0.38                $ 0.48         $ 0.76
                                                        ------         ------                ------         ------
Assuming Full Dilution
     Earnings:
          Net income                                    $1,854         $2,787                $3,536          $5,573
                                                        ------         ------                ------         -------
     Shares:
          Diluted average common shares outstanding      7,495          7,453                 7,489           7,455
                                                        ------         ------                ------         -------

Earnings per common share assuming full dilution        $ 0.25         $ 0.37                $ 0.47          $ 0.75
                                                         ------         ------               ------         -------


Supplemental information:
Difference between average common shares outstanding to calculate basic and assuming full dilution is due to options outstanding under the 1996 Stock Options/Stock Issuance
Plan and warrants issued in conjunction with the initial public offering.





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